Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TigerLogic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-145847, 333-140919, 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166, 33-32677, 333-157660 and 333-151890) on Form S-8 of TigerLogic Corporation (formerly, Raining Data Corporation) of our report dated June 23, 2009, with respect to the consolidated balance sheets of TigerLogic Corporation as of March 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2009, which report appears in the March 31, 2009, Annual Report on Form 10-K of TigerLogic Corporation.

/s/    KPMG LLP

Mountain View, California

June 23, 2009